PRODUCT SUPPLEMENT NO. 6 dated April 27, 2011 (To prospectus and prospectus supplement dated February 4, 2010)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

EKSPORTFINANS ASA
Accelerated Return Notes® (ARNs®)

The Notes:

  We may offer from time to time Accelerated Return Notes® or ARNs® (the Notes). The Notes will be senior unsecured debt securities of Eksportfinans ASA and part of a series entitled “Medium-Term Notes”. This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate terms supplement or pricing supplement, as the case may be, will describe terms that apply specifically to the Notes, including any changes to the terms specified below. We refer to such terms supplements and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control. The Notes will be linked to a market measure (a Market Measure), which will be described in the relevant terms supplement. The applicable terms supplements may also describe any additions or changes to the terms specified in this product supplement.

  The Notes are designed for investors who are seeking exposure to a specific Market Measure and who anticipate that the value of such Market Measure will increase from the starting value of the Market Measure on the Pricing Date as specified in the applicable terms supplement (the Starting Value) to the ending value of the Market Measure on the calculation day or days, as the case may be, shortly before the maturity date of such issue of Notes (the Ending Value). If specified in the applicable terms supplement, the Notes may be Bear Notes, which are designed for investors who anticipate that the value of the Market Measure will decrease from the Starting Value to the Ending Value, and which will pay a return less than their original offering price if the value of the Market Measure increases above a specified level (the Threshold Value). Except where otherwise specifically provided in this product supplement, all references in this product supplement to “Notes” shall be deemed to include a reference to Bear Notes.

  Investors must be willing to forgo interest payments on the Notes, and be willing to accept a return that may be less than the original offering price of the Notes if the Ending Value is less than the Starting Value (or in the case of Bear Notes, if the Ending Value is greater than the Threshold Value) and that will not be more than the limit described in this product supplement and the applicable terms supplement (the Capped Value).

  A Market Measure may be one or more equity-based or commodity-based indices, commodities, or other assets, or any other statistical measure of economic or financial performance, including, but not limited to, any currency, currency index, consumer price index or mortgage index, interest rate, or any combination of the foregoing. Each series of Notes will allow investors to participate in the movement of the level of the Market Measure, as reflected by changes in the value of the component or components constituting the Market Measure, from the Starting Value to the Ending Value (each as defined in this product supplement).

  There will be no payments on the Notes prior to the maturity date, and we cannot redeem the Notes prior to the maturity date.

  There will be no principal protection on the Notes, and therefore you will not receive a minimum fixed amount on the Notes at maturity. The return on the Notes will be subject to the Capped Value specified in the applicable terms supplement, which would limit your return on the Notes.

  If provided for in the applicable terms supplement, we may apply to have the Notes listed on a securities exchange or quotation system. If approval of such an application is granted, the Notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.

Payment on the maturity date:

  The amount you receive on the maturity date per unit (the Redemption Amount) will be based upon the direction of and percentage change in the value of the Market Measure from the Starting Value to the Ending Value of such Market Measure.

If the value of the Market Measure:

    has increased (or in the case of Bear Notes, has decreased), on the maturity date you will receive a payment per unit equal to the original offering price per unit of the notes of such issue (the Original Offering Price) plus an amount equal to the product of (i) the Original Offering Price times (ii) the Participation Rate (as defined below) times (iii) the percentage increase (or in the case of Bear Notes, the percentage decrease) of the Market Measure, up to the Capped Value per unit applicable to such issue of the Notes;

    has decreased (or in the case of Bear Notes, has increased to a level that is greater than the Threshold Value), on the maturity date you will receive a payment per unit based upon that percentage decrease (or in the case of Bear Notes, the percentage increase of the Market Measure in excess of the Threshold Value) and, as a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit; or

    is unchanged (or in the case of Bear Notes, has increased to a level that is equal to or less than the Threshold Value), on the maturity date you will receive a payment per unit equal to the Original Offering Price.

  The Participation Rate will be a specified percentage, as set forth in the relevant terms supplement.

  As set forth in the applicable terms supplement, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or one of its affiliates, will be our agent for purposes of determining, among other things, the Starting Value and the Ending Value, and calculating the Redemption Amount (in such capacity, the Calculation Agent).

     Information included in this product supplement no. 6 supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

     Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-3 of this product supplement no. 6 and beginning on page S-4 of the accompanying prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement no. 6 or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other U.S. governmental agency, nor are they obligations of, or guaranteed by, a bank.

Merrill Lynch & Co.

The date of this product supplement no. 6 is April 27, 2011.

Accelerated Return Notes® and ARNs® are registered service marks of Merrill Lynch & Co., Inc.

TABLE OF CONTENTS

Product Supplement No. 6

RISK FACTORS	PS-3
DESCRIPTION OF THE NOTES	PS-10
THE MARKET MEASURE	PS-19
TAXATION IN THE UNITED STATES	PS-21
ERISA CONSIDERATIONS	PS-24
USE OF PROCEEDS AND HEDGING	PS-25
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-25
INDEX OF CERTAIN DEFINED TERMS	PS-26

Prospectus Supplement
About this prospectus supplement	iii
Summary	S-1
Risk Factors	S-4
Description of debt securities	S-9
Special provisions relating to foreign currency notes	S-33
Taxation in the United States	S-35
Taxation in Norway	S-35
Validity of notes	S-35
Supplemental plan of distribution	S-36
Glossary	S-42
Annex A: Form of pricing supplement	S-45
Prospectus
About this prospectus	1
Forward-looking statements	1
Eksportfinans ASA	2
Where you can find more information about us	3
Financial and exchange rate information	3
Enforcement of civil liabilities against foreign persons	4
Capitalization and indebtedness	5
Use of proceeds	5
Description of debt securities	6
Taxation in Norway	13
Taxation in the United States	14
Plan of distribution	23
Legal matters	24
Experts	24

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the Notes offered by the relevant terms supplement and this product supplement no. 6 and with respect to Eksportfinans ASA. This product supplement no. 6, together with the relevant terms supplement and the accompanying prospectus supplement and prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 6 and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The Notes described in the relevant terms supplement and this product supplement no. 6 are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the Notes. The relevant terms supplement, this product supplement no. 6 and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 6 and the accompanying prospectus supplement and prospectus, “we,” “us,” “our” and “Eksportfinans” refer to Eksportfinans ASA, unless the context requires otherwise.

     References in this product supplement no. 6 to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     We are offering to sell, and are seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 6 nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any Notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 6 nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 6 and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 6 and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the Notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the Notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

RISK FACTORS

     An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors — Risks related to index linked Notes or Notes linked to certain assets” in the accompanying prospectus supplement and any additional risk factors identified in the applicable terms supplement. The Notes are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of the Market Measure specified in the applicable terms supplement, there is no guaranteed return of principal at maturity. Also, an investment in the Notes is not equivalent to investing directly in the Market Measure to which the Notes are linked. This section describes the most significant risks relating to the Notes. You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.

General

Your investment may result in a loss, which could be substantial

     We will not repay you a fixed amount of principal on the Notes on the maturity date. The Redemption Amount will depend on the direction of and percentage change in the value of the Market Measure from the Starting Value as specified in the applicable terms supplement to the Ending Value determined on the calculation day or days prior to the maturity date. Because the value of any Market Measure will be subject to market fluctuations, the Redemption Amount you receive may be more or less than the Original Offering Price of the Notes.

     The principal of your Notes is not protected. If the Ending Value is less than the Starting Value (or in the case of Bear Notes, greater than the Threshold Value), the Redemption Amount will be less than the Original Offering Price per unit of the notes even if the value of the Market Measure is greater than the Starting Value (or in the case of Bear Notes, less than the Threshold Value) at certain points during the term of the Notes.

     Also, the market price for each of your Notes prior to the maturity date may be significantly lower than the purchase price you pay for your Notes. Consequently, if you sell your Notes before the maturity date, you may receive far less than the amount of your investment in the Notes.

Your yield on the Notes, which could be negative, may be lower than the yield on other debt securities of comparable maturity

     The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

Your return is limited and may not reflect the return on a direct investment in the components included in the Market Measure

     The opportunity to participate in the possible increases in the value of the Market Measure through an investment in the Notes will be limited because the Redemption Amount will not exceed the Capped Value that will be set forth in the applicable terms supplement. Even if the Ending Value of the Market Measure is greater than the Starting Value of the Market Measure (or, in the case of Bear Notes, less than the Starting Value of the Market Measure) by more than the return represented by the Capped Value, you will only receive a return over the Original Offering Price equal to the return represented by the Capped Value.

You must rely on your own evaluation of the merits of an investment linked to a Market Measure

     In the ordinary course of their businesses, MLPF&S or its affiliates may express views on expected movements in a Market Measure or in the components of a Market Measure, and these views may be communicated to clients of MLPF&S or its affiliates in the ordinary course of their business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from those of MLPF&S or its affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by MLPF&S or its affiliates.

Exchange rate movements may impact the value of the Notes

     The Notes will be denominated in U.S. dollars. If the value of a Market Measure or any Market Measure component is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates. If the U.S. dollar strengthens against the currencies of the Market Measure or any of its components, the value of the Market Measure or its components may be adversely affected and payment on the maturity date may be reduced.

     Of particular importance to potential currency exchange risk are existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the countries of the Market Measure or its components and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

     In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S or any other selling agent with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the maturity date.

     Unless otherwise provided in the applicable terms supplement, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

     If the applicable terms supplement provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

     The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Market Measure.

     If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the maturity date. This may affect the price you receive.

     In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Offering Price. MLPF&S is not obligated to make a market in the Notes.

     Assuming there is no change in the value of the Market Measure to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

If the Market Measure to which your Notes are linked is a basket, changes in the value of one or more basket components may offset each other

     For Notes linked to a basket of two or more components, price movements in the basket components may not correlate with each other. Even if the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much or may even decline in value. The opposite changes may occur in the case of Bear Notes. Therefore, in calculating the closing value of the Market Measure on the calculation day or days, increases (or in the case of Bear Notes, decreases) in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines (or in the case of Bear Notes, lesser declines or increases) in the value of one or more of the other basket components.

     You cannot predict the future performance of any basket components or the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of the other basket components, based on their historical performance.

The respective sponsors and/or publishers of any Market Measure, if applicable, may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective sponsors and/or publishers have no obligation to consider your interests

     The sponsors and/or publishers, as the case may be, of each Market Measure (each a Market Measure Sponsor or a Market Measure Publisher, as the case may be), if applicable, can add, delete or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure. You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Sponsor or a Market Measure Publisher, as the case may be, may alter, discontinue or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of the Notes. The Market Measure Sponsors or the Market Measure Publishers, as the case may be, have no obligation to consider your interests in calculating or revising the Market Measure.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

     The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the Market Measure. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

  The value of the Market Measure is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Market Measure exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the value of the Market Measure exceeds (or in the case of Bear Notes, is less than) the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. In addition, because the return on your Notes is limited to the return represented by the Capped Value set forth in the applicable terms supplement, we do not expect that the Notes will trade in the secondary market above such Capped Value.

  Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the Notes may be adversely affected.

  Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. If the Market Measure to which your

  Notes are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Market Measure or component and, thus, the trading value of the Notes may be adversely affected.

  Changes in dividend yields on stocks included in equity-based Market Measures are expected to affect the trading value of the Notes linked to such Market Measures. In general, if dividend yields on the stocks included in a Market Measure increase, we expect that the trading value of such Notes will decrease and, conversely, if dividend yields on such stocks decrease, we expect that the trading value of such Notes will increase. We expect that the opposite will be the case for the Bear Notes.

  As the time remaining to the maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease. We anticipate that before their maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the value of the Market Measure. This difference will reflect a “time premium” due to expectations concerning the value of the Market Measure during the period before the maturity date of the Notes. However, as the time remaining to the maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

  Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase (or, in the case of Bear Notes, decrease), if any, in the value of the Market Measure from the Starting Value to the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Market Measure will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Purchases and sales by MLPF&S and its affiliates may affect your return

     MLPF&S and its affiliates may from time to time buy or sell the Market Measure, components of the Market Measure or futures or options contracts on the Market Measure or components of the Market Measure for their own accounts for business reasons and expect to enter into these transactions in connection with hedging their obligations under the Notes. These transactions could affect the price of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the Notes. Any purchases or sales by MLPF&S, its affiliates or others on their behalf on or before the date an issue of the Notes is priced for initial sale to the public (the Pricing Date) may temporarily increase or decrease the prices of a Market Measure or a component of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or a component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date of an issue of Notes, affecting the value of the Market Measure and therefore the trading value of the Notes.

MLPF&S or its affiliates may do business with underlying companies

     MLPF&S or its affiliates may presently or from time to time engage in business with us or one or more of the companies whose stocks are included in an equity-based Market Measure, including extending loans to, making equity investments in, and/or providing advisory services to those companies, their affiliates or their competitors, including merger and acquisition advisory services. In the course of business, MLPF&S or its affiliates may acquire non-public information relating to those companies, their affiliates or their competitors and, in addition, one or more affiliates of MLPF&S may publish research reports about those companies, their affiliates or their competitors. Neither we nor MLPF&S or its affiliates make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of MLPF&S or its affiliates.

Hedging transactions may affect the return on the Notes

     We through one or more of our hedging counterparties, which may include MLPF&S or its affiliates, may hedge our obligations under the Notes by purchasing the Market Measure, futures or options on the Market Measure or other derivative instruments with returns linked or related to changes in the value of the Market Measure, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the Market Measure, futures, options or other derivative instruments with returns linked to the Market Measure at any time. Although they are not expected to, any of these hedging activities may adversely affect the value of the Market Measure and, therefore, the market value of the Notes. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

Tax consequences are uncertain

     You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “Taxation in the United States” in this product supplement.

Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in such Market Measure

     If the Market Measure to which your Notes are linked is equity-based, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in such Market Measure and your return on the Notes will not reflect the return you would realize if you actually owned the component stocks included in the Market Measure and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the amount payable to you on the maturity date by reference to the Ending Value. Additionally, the Ending Values of certain equity based indices reflect only the prices of the common stocks included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets

     Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

     The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

     If the Market Measure to which your Notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. We will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the Notes.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

     Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including the following: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e. energy) or single commodity (i.e. gold). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect to a commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

     The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as daily price fluctuation limits and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a limit price. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse effect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.

Notes linked to a commodity-based Market Measure will not be regulated by the CFTC

     Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the CFTC) as a “commodity pool operator” (a CPO). Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (FCM).We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

     A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Sponsor or Market Measure Publisher, as the case may be, to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

DESCRIPTION OF THE NOTES

     The following description of the terms of the Notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Debt Securities” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the Notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement.

     The Notes are part of a series of debt securities, entitled “Medium-Term Notes”, that Eksportfinans may issue from time to time as described in the accompanying prospectus and prospectus supplement. The Notes are “Index linked or asset linked Notes” as described in the accompanying prospectus and prospectus supplement.

General

     We will issue the Notes under an indenture dated February 20, 2004, as may be amended or supplemented from time to time, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee.

     The return on the Notes will be based on the performance of certain Market Measures specified in the applicable terms supplement, as described below under “—Payment on the Maturity Date”. The applicable terms supplement will provide information regarding the Market Measure to which the Notes are linked based on publicly available documents, including certain historical price information on such Market Measure to help you evaluate the performance of the Market Measure in various environments. However, historical levels of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your Notes.

     The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The Notes will mature on the date set forth in the applicable terms supplement relating to a specific issue of Notes. The specific terms of the Notes will be described in the applicable terms supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus supplement and prospectus. If the terms described in the applicable terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the applicable terms supplement will prevail.

     The Notes will not be subject to redemption by Eksportfinans or repayment at the option of any holder of the Notes prior to the maturity date.

     Eksportfinans will issue the Notes in the denominations of whole units, each with an offering price per unit as set forth in the applicable terms supplement (the Original Offering Price). You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of one or more permanent global notes, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the sections entitled “Description of Debt Securities—Form, exchange and transfer” in the accompanying prospectus supplement and “Description of Debt Securities—Global Securities” in the accompanying prospectus.

     The Notes will not have the benefit of any sinking fund, and there is no principal protection on the Notes and therefore you will not receive a minimum fixed amount on the maturity date.

Terms Specified in the Applicable Terms Supplement

     For each issuance of securities, the applicable terms supplement will specify the following terms of any issuance of Notes, to the extent applicable:

  the Original Offering Price per Note;

  the aggregate Original Offering Price;

  the denominations or minimum denominations;

  the original issue date;

  the maturity date;

  the Market Measure;

  the Starting Value;

  the Capped Value;

  the Threshold Value;

  whether the Notes are Bear Notes;

  the timing and exact number of Calculation Days in the Calculation Period;

  whether the Notes will be listed on any stock exchange; and

  any other terms on which we will issue the Notes.

Payment on the Maturity Date

     On the maturity date, you will be entitled to receive a cash payment per unit in U.S. dollars equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes.

Determination of the Redemption Amount

     The Redemption Amount per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will equal:

     (i) If the Ending Value of the Market Measure is greater than its Starting Value:

Original Offering Price + (Original Offering Price × Participation Rate × (	Ending Value – Starting Value Starting Value	));

     (ii) If the Ending Value is less than or equal to the Starting Value:

Original Offering Price × (	Ending Value Starting Value	)

     In the case of Bear Notes, the Redemption Amount per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will equal:

     (i) If the Ending Value of the Market Measure is less than its Starting Value:

Original Offering Price + (Original Offering Price × Participation Rate × (	Starting Value – Ending Value Starting Value	));

     (ii) If the Ending Value of the Market Measure is greater than or equal to its Starting Value, but less than or equal to the Threshold Value, the Original Offering Price.

     (iii) If the Ending Value of the Market Measure is greater than the Threshold Value:

Original Offering Price – (Original Offering Price × (	Ending Value – Threshold Value Ending Value	))

     Unless otherwise set forth in the applicable terms supplement, the Participation Rate will be 300.00% for the Notes; however, for Bear Notes, the Participation Rate will be 500.00%. In either case, the Redemption Amount will not exceed the Capped Value. The Capped Value will be equal to a percentage over the Original Offering Price determined on the Pricing Date and set forth in the applicable terms supplement.

     The Threshold Value for Bear Notes will be set forth in the applicable terms supplement. If the Threshold Value is equal to 100.00% of the Starting Value, then the Redemption Amount for each Bear Note will be less than the Original Offering Price if there is any increase in the value of the Market Measure from the Starting Value to the Ending Value. If the Threshold Value is greater than 100.00% of the Starting Value, then the Redemption Amount per Bear Note will not be less than the Original Public Offering Price unless the Ending Value of the Market Measure is greater than the Threshold Value.

     Unless otherwise set forth in the applicable terms supplement, the Starting Value will be the value of the Market Measure on the Pricing Date (except as provided under “—Pricing Date Market Disruption Calculation” below) as determined by the Calculation Agent.

     The Ending Value means as follows:

     Ending Value Calculation – Equity-Based Market Measures

     If the Market Measure to which your Notes are linked is equity-based, the Ending Value will be determined by the Calculation Agent in its sole discretion and will equal the average of the Closing Values of such Market Measure determined on each of a certain number of Calculation Days during the Calculation Period. The timing and exact number of Calculation Days in the Calculation Period, which may be one or more, will be set forth in the applicable terms supplement. If (i) a Market Disruption Event occurs on a scheduled Calculation Day during the Calculation Period or (ii) any scheduled Calculation Day is determined by the Calculation Agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise (any such day in either (i) or (ii) being a Non-Calculation Day), the Calculation Agent will determine the Market Measure level for such Non-Calculation Day, and as a result, the Ending Value, as follows:

  The Closing Value of the Market Measure for the applicable Non-Calculation day will be deemed to be the Closing Value of the Market Measure for the next Calculation Day that occurs during the Calculation Period. For example, if the first and second scheduled Calculation Days during the Calculation Period are Non-Calculation Days, then the Closing Value of the Market Measure for the next Calculation Day will also be deemed to be the Closing Value for the Market Measure on the first and second scheduled Calculation Days during the Calculation Period. If no further Calculation Days occur after a Non- Calculation Day, then the Closing Value of the Market Measure for such Non-Calculation Day and each following Non-Calculation Day during the Calculation Period will be determined (or, if not determinable, estimated) by the Calculation Agent on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled Calculation Day, in a manner which is considered commercially reasonable under the circumstances; or

  If every scheduled Calculation Day during the Calculation Period is a Non-Calculation Day, then the Ending Value will equal the Closing Value of the Market Measure determined (or, if not determinable, estimated) by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances on the last scheduled Calculation Day during the Calculation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled Calculation Day.

     Ending Value Calculation – Commodity Based Market Measures

     If the Market Measure to which your Notes are linked is commodity-based, the Ending Value with respect to the Redemption Amount payable on the maturity date will equal the Closing Value of the Market Measure on a specific Calculation Day, as set forth in the applicable terms supplement, provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Calculation Day Market Disruption Calculation (as described below). If it is determined that the scheduled Calculation Day is not a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise, the Ending Value will equal the Closing Value of the Market Measure on the next Market Measure Business Day, provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Calculation

Day Market Disruption Calculation described below. If no such days occur prior to the second scheduled Market Measure Business Day before the maturity date of the Notes, the Ending Value will be determined (or, if not determinable, estimated) by the Calculation Agent on the second scheduled Market Measure Business Day before the maturity date of the Notes in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

     For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event has occurred on the Calculation Day, the Market Measure level will be determined by the Calculation Agent pursuant to the following Calculation Day Market Disruption Calculation:

(1)

With respect to each commodity or futures contract the value of which is tracked by the Market Measure, which is not affected by the Market Disruption Event, the value of the Market Measure will be based on the exchange published settlement price on the Calculation Day.

(2)

With respect to each commodity or futures contract the value of which is tracked by the Market Measure, which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first Market Measure Business Day following the Calculation Day on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Calculation Day and on each day to and including the second scheduled Market Measure Business Day prior to maturity, the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable, in its sole discretion, under the circumstances.

(3)

The Calculation Agent shall determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

     The Closing Value of a Market Measure on any Market Measure Business Day means as follows:

  For Market Measures that are indices, the closing level(s) of the relevant index or indices, in the case of a basket made up of multiple indices, as published by the Market Measure Sponsor or Market Measure Publisher, as the case may be, on any given date or, if the Market Measure Sponsor or Market Measure Publisher, as the case may be, does not publish such a level, as quoted by another publicly available source selected by the Calculation Agent in its sole discretion or, if no such other source is available, as calculated by the Calculation Agent in good faith, subject, in each case, to the effect of any Market Disruption Event or the discontinuance or modification of the index.

  For Market Measures that are commodities, the closing price(s) for the relevant commodity or commodities, in the case of a basket of commodities, on any given date as determined by the Calculation Agent by reference to the official closing price or exchange published settlement price, as the case may be, for that commodity or those commodities on the exchange on which each such commodity is traded.

  For all other Market Measures, the Closing Value shall be as described in the applicable terms supplement.

     The Calculation Period means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable terms supplement.

     A Calculation Day means any Market Measure Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

     The term business day means a day that is not a Saturday or Sunday and that, in New York, New York, Oslo, Norway, or any other place designated for payment of the applicable Note, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close.

     Unless otherwise set forth in the applicable terms supplement, a Market Measure Business Day means a day on which (1) the New York Stock Exchange (the NYSE and the Nasdaq Stock Market (NASDAQ)), or any successors to the foregoing exchanges, are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

     A Market Disruption Event means as follows:

     Market Disruption Event – Equity-Based Market Measures

     For equity-based Market Measures, a Market Disruption Event means either of the following events as determined by the Calculation Agent in its sole discretion:

(A)

the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Market Measure or any successor Market Measure; or

(B)

the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor Market Measure.

     For the purpose of determining whether a Market Disruption Event has occurred:

(1)

a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)

a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor Market Measure, will not constitute a Market Disruption Event;

(3)

a suspension in trading in a futures or options contract on the Market Measure, or any successor Market Measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)

if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

     Market Disruption Event – Commodity-Based Market Measures

     For commodity-based Market Measures, a Market Disruption Event means one or more of the following events as determined by the Calculation Agent in its sole discretion:

(1)

A material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2)	The exchange published settlement price for any Market Measure component is a limit price, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3)	Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component.

(4)	A suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time.

(5)

Any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

     Pricing Date Market Disruption Calculation

     For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event (as defined below) occurs on the Pricing Date, the Calculation Agent will establish an initial value for the Market Measure (the Initial Market Measure Level) and the Starting Value pursuant to the following Pricing Date Market Disruption Calculation:

(1)

With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is not affected by the Market Disruption Event (an Unaffected Component), both the Initial Market Measure Level and the Starting Value will be based on the exchange published settlement price on the Pricing Date of such Unaffected Component on the exchange on which each such Commodity is traded.

(2)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is affected by a Market Disruption Event (an Affected Component):

(a)

the Calculation Agent will establish the Initial Market Measure Level on the Pricing Date based on (i) the above-referenced settlement price of each Unaffected Component and (ii) the last exchange published settlement price on the Pricing Date for each Affected Component on the exchange on which each such Commodity is traded;

(b)

the Calculation Agent will adjust the Initial Market Measure Level for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Component on the exchange on which each such Commodity is traded on the first Market Measure Business Day following the Pricing Date on which no Market Disruption Event occurs with respect to such Affected Component. In the event that a Market Disruption Event occurs with respect to any Affected Component on the first and second scheduled Market Measure Business Day following the Pricing Date, the Calculation Agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the Pricing Date) will estimate the price of such Affected Component used to determine the Starting Value in a manner that the Calculation Agent considers commercially reasonable under the circumstances; and

(c)

the final terms supplement made available in connection with sales of the Notes will set forth the Initial Market Measure Level, a brief statement of the facts relating to the establishment of the Initial Market Measure Level (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)

The Calculation Agent will determine the Initial Market Measure Level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the above definition means the exchange used to value such futures contract for the calculation of the Market Measure.

     All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on Eksportfinans and the holders and beneficial owners of the Notes.

Adjustments to the Market Measure

     If at any time a Market Measure Sponsor or Market Measure Publisher, as the case may be, makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the Closing Value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

Discontinuance of the Market Measure

     If a Market Measure Sponsor or Market Measure Publisher, as the case may be, discontinues publication of a Market Measure to which an issue of Notes is linked, or one or more components of a Market Measure in the case of a basket, and such Market Measure Sponsor or Market Measure Publisher, as the case may be, or another entity publishes a successor or substitute Market Measure that the Calculation Agent determines, in its sole discretion, to be comparable to that market measure (a successor Market Measure), then, upon the Calculation Agent’s notification of that determination to the Trustee and Eksportfinans, the Calculation Agent will substitute the successor Market Measure as calculated by the relevant Market Measure Sponsor or Market Measure Publisher, as the case may be, or any other entity and calculate the Ending Value as described above under “Payment on the Maturity Date”.

     Upon any selection by the Calculation Agent of a successor Market Measure, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of such Notes, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the relevant Notes, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

     In the event that a Market Measure Sponsor or Market Measure Publisher, as the case may be, discontinues publication of a Market Measure and:

  the Calculation Agent does not select a successor Market Measure; or

  the successor Market Measure is not published on any of the Calculation Days or the Calculation Day, as applicable,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor Market Measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor Market Measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

     If a Market Measure Sponsor or Market Measure Publisher, as the case may be, discontinues publication of the Market Measure before the Calculation Period or Calculation Day, as applicable, and the Calculation Agent determines, in its sole discretion, that no successor Market Measure is available at that time, then on each day that would have been a Calculation Day until the earlier to occur of:

  the determination of the Ending Value; and

  a determination by the Calculation Agent that a successor Market Measure is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

     Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Events of Default and Acceleration

     If the maturity of the Notes is accelerated upon an event of default under the indenture referenced in the accompanying prospectus under “Description of the Debt Securities—Events of Default”, the amount payable upon acceleration will be determined by the Calculation Agent in its sole discretion and will be an amount in cash equal to the Redemption Amount per unit, calculated as though the date of acceleration were the maturity date of the Notes.

     If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

     In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying prospectus supplement and prospectus relating to the determination of the Federal Funds Rate.

Agent

     Unless otherwise specified in the applicable terms supplement, the agent for each underwritten offering of Notes will be MLPF&S.

Calculation Agent and Calculations

     The Calculation Agent for the Notes will be MLPF&S or an affiliate of MLPF&S, as set forth in the applicable terms supplement. As Calculation Agent, MLPF&S or an affiliate of MLPF&S will determine, among other things, the Starting Value, Ending Value and the Redemption Amount of the Notes.

     All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us. MLPF&S, or such other Calculation Agent as specified in the applicable terms supplement is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Forms of Securities

     As noted above, the Notes are issued as part of our medium-term note program. We will issue Notes only in fully registered form either as book-entry securities or as certificated securities. References to “holders” mean those who own Notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through one or more depositaries.

     Book-Entry Securities. For Notes in book-entry form, we will issue one or more global certificates representing the entire issue of Notes. Except as set forth in the prospectus under “Description of Debt Securities—Global Securities”, you may not exchange book-entry Notes or interests in book-entry Notes for certificated Notes.

     Each global security certificate representing book-entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the Notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global securities. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global notes representing book-entry Notes is set forth under “Description of Debt Securities —Global Securities” in the prospectus. The Depositary has confirmed to us, the agent and the Trustee that it intends to follow these procedures.

     New York Law to Govern. The Notes will be governed by, and construed in accordance with, the laws of the State of New York.

THE MARKET MEASURE

General

     The Market Measure to which a specific issue of Notes is linked will be set forth in the applicable terms supplement. Specific information regarding the Market Measure may be set forth in one or more prospectus supplements (each of which may be called a terms supplement). Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value.

     A Market Measure may be a commodity- or equity-based index or indices, the value of a single stock, commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. The Market Measure applicable to your Notes may also be a basket of two or more of these Market Measures or statistical measures, in which case each one will be referred to as a basket component.

Baskets

     A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to the Ending Value of the basket. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable terms supplement. Each basket component will be assigned a weighting (the Initial Weighting) so that each basket component represents a portion of the value of the basket on the Pricing Date The basket components may be assigned equal Initial Weightings or the basket components may be assigned unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable terms supplement.

     Determination of the Multiplier for each Basket Component

     A fixed factor (the Multiplier) will be determined for each basket component, based upon the weighting of that Basket Component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

  the weighting (as a percentage) for that basket component, multiplied by 100; and

  divided by the closing level of that basket component on the Pricing Date and rounded to eight decimal places.

     The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any basket component in the event that basket component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that basket component had those material changes or modifications not been made.

     Computation of the Basket

     The Calculation Agent will calculate the value of the basket by summing the products of the Closing Values for each basket component on a Calculation Day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

     The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable terms supplement.

Example 1:

     The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical Pricing Date:

Basket Component	Initial Weighting	Closing Value(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00
Starting Value				100.00

Example 2:

     The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Value(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.00000000	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This is the Closing Value of each basket component on the hypothetical Pricing Date.

(2)

The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the Closing Value of that basket component on the hypothetical Pricing Date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable terms supplement.

TAXATION IN THE UNITED STATES

     The following discussion supplements and, to the extent inconsistent with, replaces the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and you should read the following discussion in conjunction with the discussion in the prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. This summary addresses only the U.S. federal income tax considerations of U.S. Holders (as defined below) that acquire a Note at its original issuance and that will hold that Note as a capital asset.

     This summary does not address all U.S. federal income tax matters that may be relevant to you. In particular, this summary does not address tax considerations applicable to holders that may be subject to special tax rules including, without limitation:

  financial institutions;

  insurance companies;

  dealers or traders in securities, currencies or notional principal contracts;

  tax-exempt entities;

  regulated investment companies;

  real estate investment trusts;

  persons that will hold the Note as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes;

  persons whose “functional currency” is not the U.S. dollar;

  persons that own (or are deemed to own) 10% or more of our voting shares or interests treated as equity; and

  partnerships, pass-through entities or persons who hold the Note through partnerships or other pass-through entities.

     Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of a Note. This summary also does not describe any tax consequences arising under the laws of any taxing jurisdictions other than the federal income tax laws of the U.S. federal government.

     This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), United States Treasury Regulations and judicial and administrative interpretations of the Code and United States Treasury Regulations, in each case as in effect and available on the date of this product supplement. All of these are subject to change, and any changes could apply retroactively and could affect the tax consequences described below.

     In this summary, a U.S. Holder is a beneficial owner of a Note that is, for U.S. federal income tax purposes:

  a citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia);

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

     As provided in United States Treasury Regulations, certain trusts in existence on August 20, 1996, that were treated as United States persons prior to that date that maintain a valid election to continue to be treated as United States persons also are U.S. Holders. If a partnership holds the Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding a Note, you should consult your tax advisor regarding an investment in the Note under your particular situation.

General

     Except as otherwise provided in the applicable terms supplement, a Note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Consequences to U.S. Holders

     Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange or settlement as described below.

     Sale, Exchange or Settlement of the Notes. Upon a sale or exchange of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Subject to the discussions below about the possible application of Section 1260 of the Code, any capital gain or loss recognized upon a sale, exchange or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time.

     Possible Application of Section 1260 of the Code. An investment in the Notes should not be treated as a “constructive ownership transaction” if no Market Measure is of the type enumerated under Section 1260 of the Code (including, among others, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies). If, contrary to the foregoing conclusion, an investment in the Notes were treated as a “constructive ownership transaction”, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Note could be recharacterized as ordinary income (the Recharacterized Gain). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Recharacterized Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or settlement of the Notes (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of the sale, exchange or settlement of the Notes). U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, with respect to a Note that matures (after taking into account the last possible date that the Note could be outstanding under the terms of the Notes) more than one year from its date of issuance, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under United States Treasury Regulations governing contingent payment debt instruments (the Contingent Debt Regulations). Notes that mature (after taking into account the last possible date that the Notes could be outstanding under the terms of the Notes) in one year or less from the date of issuance might be treated as short-term debt securities, as described in the accompanying prospectus under “Taxation in the United States”.

     If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

     Even if the Contingent Debt Regulations were not applied to the Notes, other alternative U.S. federal income tax characterizations of the Notes are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Notes. Under such treatment, a U.S. Holder may be required to recognize ordinary income or short-term capital gain during the term of the Notes, even though the holder did not receive any cash in respect of the Notes prior to a sale, exchange or settlement at maturity. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.

     Possible new administrative guidance and/or legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the Notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the Notes. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury Department (the Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument such as the Notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of some of the Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your Notes.

     You should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) which is subject to Title I of ERISA (a Plan), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many plans subject to Section 4975 of the Code, including, individual retirement accounts and Keogh plans (also Plans). A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under ERISA or an applicable prohibited transaction class exemption (PTCE) issued by the U.S. Department of Labor. Those exemptions include PTCE 75-1 (for certain securities transactions involving broker-dealers, reporting dealers or banks), PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider. Any purchaser, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan and is not purchasing such securities on behalf of or with any assets of a Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition do not constitute a prohibited transaction under ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law). Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental, church or foreign plans, as described above.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of any Notes offered hereunder will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the applicable payment at maturity on the Notes. We expect to hedge our market risks with an affiliate of MLPF&S.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     We are offering the Notes as part of our medium-term note program on a continuing basis exclusively through MLPF&S and its affiliates, which we refer to as the agent, who has agreed to use reasonable efforts to solicit offers to purchase the Notes. We will have the sole right to accept offers to purchase the Notes and may reject any offer in whole or in part. The agent may reject, in whole or in part, any offer it solicited to purchase the Notes. We will pay the agent, in connection with the sales of the Notes resulting from a solicitation the agent made or an offer to purchase the agent received, a commission that will be specified in the applicable terms supplement.

     We may also sell the Notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the applicable terms supplement. The agent may resell the Notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of the resale or otherwise, as the agent determines and as we will specify in the applicable terms supplement. The agent may offer the Notes it has purchased as principal to other dealers, which may include affiliates of MLPF&S. The agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable terms supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us. After the initial public offering of Notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

     Unless otherwise provided in the applicable terms supplement, we do not intend to apply for the listing of the Notes on a national securities exchange, but have been advised by the agent that, subject to market conditions, it currently intends to make a market in the Notes as applicable laws and regulations permit. The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     In order to facilitate the offering of the Notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The agent is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliate of either Eksportfinans or the agents that would permit a public offering of the Notes or possession or distribution of this product supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this product supplement or the accompanying prospectus and prospectus supplement, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans or any broker-dealer affiliate of Eksportfinans or the agents.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the Notes will be the third business day following the Pricing Date, which is referred to as a T+3 settlement cycle.

INDEX OF CERTAIN DEFINED TERMS

business day	PS-13
Calculation Agent	PS-17
Calculation Day	PS-13
Calculation Period	PS-13
Capped Value	PS-12
Ending Value	PS-12
Market Disruption Event	PS-14
Market Measure	PS-19
Market Measure Business Day	PS-14
Notes	PS-10
Original Offering Price	PS-10
Participation Rate	PS-12
Pricing Date	PS-6
Pricing Date Market Disruption Calculation	PS-15
Redemption Amount	PS-11
Starting Value	PS-12
Successor Market Measure	PS-16
Threshold Value	PS-12

     Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus supplement and prospectus, as applicable.